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                                                                    Exhibit 99.1


BAM! ENTERTAINMENT TO BE DELISTED FROM THE NASDAQ SMALLCAP MARKET

SAN JOSE, CALIF. - OCTOBER 14, 2004 - BAM! Entertainment, Inc. (NASDAQ: BFUN) (the "Company") announced today that its common stock will cease trading on The Nasdaq SmallCap Market effective with the open of business on Friday, October 15, 2004.

      The Company received a written notice of Compliance Determination on October 13, 2004, from the Nasdaq Listing Qualifications Department stating that the Company's common stock is being delisted. As previously disclosed, the Nasdaq Listing Qualifications Panel determined by decision dated May 26, 2004 to continue the listing of the Company on The Nasdaq SmallCap Market pursuant to an exception. Specifically, on or before September 30, 2004, the Registrant was required to publicly file its annual report on Form 10-K for the fiscal year ended June 30, 2004, evidencing shareholders' equity of at least $2,500,000. The Registrant failed to timely file the Form 10-K evidencing compliance with the terms of the exception.

      The Company anticipates that its common stock will continue to be quoted on the Pink Sheets Electronic Quotation Service following its delisting from Nasdaq. The Company's common stock may also become eligible for quotation on the OTC Bulletin Board if a market maker applies to register the stock in accordance with the applicable SEC rules, and if the application is cleared, neither of which is assured. The Company will release further timing and trading symbol information with regard to this when it becomes available.


ABOUT BAM!. Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The Company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. More information about BAM! and its products can be found at the company's web site located at www.bam4fun.com.


This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.



NOTE: BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc.